EXHIBIT 17.4

May 31, 2023

Board of Directors Accredited Solutions, Inc.

Re: Resignation as Interim CEO

Gentlemen:

I hereby resign as Interim CEO of Accredited Solutions, Inc., a Nevada corporation (the “Company”), effective at 5:00 p.m., Eastern Time, May 31, 2023.

Sincerely,

Douglas V. Martin